Exhibit 99.1

September 13, 2010

Company Press Release

Source:	Otix Global, Inc.

Contact:	Sam Westover	Michael Halloran
	Chairman and CEO	Vice President and CFO
	(801) 312-1700	(801) 312-1717

Otix Global, Inc. Enters Into Definitive Merger Agreement
With William Demant Holding A/S

William Demant to pay $8.60 per share

Salt Lake City, Utah, September 13, 2010 — Otix Global, Inc. (Otix) (NASDAQ: OTIX), a leading provider of hearing care services and solutions and the parent company of Sonic Innovations, Inc. (Sonic) and HearingLife, today announced that it has entered into a definitive merger agreement with William Demant Holding A/S (WDH), the parent company of hearing aid companies, Oticon and Bernafon.  Under the merger agreement WDH will pay $8.60 for each outstanding share of Otix common stock.

“In a short period of time, Otix Global has grown from an innovative start-up company to a leading manufacturer and distributor of superior hearing solutions under its Sonic and HearingLife brands.  Our product lines have garnered industry attention and awards and are representative of the innovative technology for which Otix is known,” said Otix Chairman and CEO Sam Westover.  “The merger with William Demant will provide the research and development, marketing and sales support and resources necessary to further expand Sonic and HearingLife’s presence in the hearing healthcare industry.”

The proposed transaction represents a 112% and 125% premium to Otix’s 5-day and 30-day average stock prices, respectively, as of the last trading day before the merger announcement.  The boards of directors of Otix and WDH have given their approvals to the transaction, which is subject to German and Australian merger control regulations, and other customary closing conditions. The agreement will require the approval of Otix’s shareholders.  It is anticipated that the merger will be completed between mid-November and the end of 2010.

“Otix is proud of the many achievements and contributions it has made to the hearing aid industry.  As a pioneer to the industry, many of Otix Global’s technologies have become standard in the industry today.  The company’s commitment to manufacture and market products to improve the hearing of millions of people worldwide will only be strengthened by the merger,” said Mr. Westover.

ABOUT OTIX GLOBAL:

Otix Global designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

Any statements in this press release about future expectations, plans and prospects for Otix, including statements about the expected timetable for consummation of the proposed transaction among WDH and Otix, and any other statements about WDH’s or Otix’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond the control of WDH and Otix. Risks and uncertainties that could cause results to differ from expectations include: the merger may not be approved by our shareholders or the applicable governmental agencies; we may fail to receive the requisite number of votes or proxies from our shareholders to obtain a quorum; the merger agreement may be terminated according to its terms prior to the finalization of the merger; the announcement of the pending merger with WDH may have a significant and deleterious effect on our business; the occurrence of any event or proceeding that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure of the closing conditions to be satisfied; the outcome of any legal proceedings that may be instituted in connection with the merger; uncertainties as to the timing of the merger; the risk that competing offers will be made; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, banking partners, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the control of WDH and Otix; transaction costs; actual or contingent liabilities; or other risks and uncertainties described in the section titled “Risk Factors” in Otix’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed by Otix with the Securities and Exchange Commission, and described in other filings made by Otix from time to time with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.